Exhibit 99.5

SONGZAI INTERNATIONAL HOLDING GROUP INC. AND ITS SUBSIDIARY AND
HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
PRO FORMA COMBINED FINANCIAL STATEMENTS
(UNAUDITED)

Contents

Page

Pro Forma Combined Financial Statements:

Pro Forma Combined Balance Sheet as of December 31, 2007 (unaudited)	F-2

Pro Forma Combined Statements of Operations for the Year Ended December 31, 2007 (unaudited)	F-3

Pro Forma Combined Statements of Operations for the Year Ended December 31, 2006 (unaudited)	F-4

Notes to Pro Forma Combined Financial Statements (unaudited)	F-5

SONGZAI INTERNATIONAL HOLDING GROUP INC. AND SUBSIDIARY AND
HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
Pro forma Combined Balance Sheet
As of December 31, 2007
(unaudited)

		Hongyuan and	Pro forma			Pro forma
	Songzai (1)	Shengyu (2)	Adjustments			Combined

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,494,978	$9,327,227	$			$13,822,205
Restricted cash	62,062	-				62,062
Accounts receivable, net	-	3,509,445				3,509,445
Advance to suppliers	185,771	-				185,771
Other receivables	179,620	-				179,620
Prepaid mining right	164,505	405,780				570,285
Inventory	366,514	502,984				869,498
Advance to related party	-	753,982				753,982

TOTAL CURRENT ASSETS	5,453,450	14,499,418		-		19,952,868

PROPERTY AND EQUIPMENT, net	5,904,310	7,671,122		(1,806,788)	c	11,768,644

CONSTRUCTION IN PROGRESS	157,651	-		(48,243)	c	109,408

NONCURRENT ASSETS
Prepaid mining right	1,380,017	9,097,484		(422,301)	c	10,055,200
Asset retirement cost, net	-	2,901,600				2,901,600
Deferred tax asset	-	-		1,121,670	e	1,121,670

TOTAL NONCURRENT ASSETS	1,380,017	11,999,084		699,369		14,078,470

TOTAL ASSETS	$12,895,428	$34,169,624		$(1,155,662)		$45,909,390

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$270,385	$-	$			$270,385
Unearned revenue	308,388	-				308,388
Dividend payable	-	-				-
Other payable and accrued liabilities	514,919	225,348				740,267
Taxes Payable	190,726	7,253,019				7,443,745
Due to stockholder	636,465	-				636,465

TOTAL CURRENT LIABILITIES	1,920,883	7,478,367		-		9,399,250

NONCURRENT LIABILITIES
Asset retirement obligation	-	3,577,759				3,577,759
Deferred tax liability	128,922	744,956				873,878

TOTAL NONCURRENT LIABILITIES	128,922	4,322,715				4,451,637

TOTAL LIABILITIES	2,049,805	11,801,082				13,850,887

STOCKHOLDERS' EQUITY						-
Common Stock	6,932	-		8,000	a	14,932
Preferred stock	400	-			f	400
Additional paid in capital	4,665,349	1,329,062		5,009,280	b, c, d, e	11,003,691
Other comprehensive income	943,935	1,405,103		(943,935)	b	1,405,103
Statutory reserve	1,794,559	2,943,658		(1,794,559)	b	2,943,658
Retained earnings	3,434,448	16,690,719		(3,434,448)	b	16,690,719

TOTAL STOCKHOLDERS' EQUITY	10,845,623	22,368,542		(1,155,662)		32,058,503

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,895,428	$34,169,624		$(1,155,662)		$45,909,390

	0	-		-		0
(1) Source: audited financial statements of Songzai International Holding Group Inc. and Subsidiaries as of December 31, 2007 as included in this form 10KSB.
(2) Source:  audited combined financial statements of Heilongjiang Xingan Group Hongyuan Coal Mine Co., Ltd. and Heilongjiang Xingan Group Shengyu Mining Co., Ltd. as of December 31, 2007 included in this form 10-KSB.

a	Issuance of 8,000,000 shares (after 10:1 reverse stock split) to the shareholder of Hongyuan and Shengyu.
b	Elimination of capital accounts, other comprehensive income, statutory reserve and retained earnings of Songzai as a result of recapitalization.
c	Allocation of the net purchase price to the assets acquired and liabilities assumed. The negative goodwill is being allocated to fixed assets and prepaid mining right proportionally.
d	Net purchase price of $8,568,291 paid by accounting acquirer (Hongyuan and Shengyu) represents the fair value of the legal acquirer's (Songzai) 6,932,374 outstanding common shares (after 10:1 reverse stock split) and 400,000 convertible preferred shares (1 common for 1 preferred) of $38,568,291 less the cash consideration of $30,000,000 receivable from Songzai.
e	Deferred tax asset resulting from tax and book basis difference in noncurrent assets resulting from allocation of negative goodwill.
f	Outstanding of 400,000 Series A preferred stock (1 commons for 1 preferred) at par value of 0.001, with no privilege of claiming and receiving dividends.

See accompanying notes to pro forma combined financial statements

SONGZAI INTERNATIONAL HOLDING GROUP INC. AND SUBSIDIARY AND
HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
Pro forma Combined Statement of Operations
For the Year Ended December 31, 2007
(unaudited)

		Hongyuan and	Pro forma		Pro forma
	Songzai (1)	Shengyu (2)	Adjustments		Combined

Net Revenue	$12,351,166	$34,580,611	$-		$46,931,777

Cost of Revenue	5,586,468	12,964,485	-		18,550,953

Gross Profit (Loss)	6,764,698	21,616,126	-		28,380,824

Operating expenses:
Selling expenses	-	750,026	-		750,026
General and administrative expenses	1,808,966	639,865	(273,099)	a	2,175,732

Total operating expenses	1,808,966	1,389,891	(273,099)		2,925,758

Income from operations	4,955,732	20,226,235	273,099		25,455,066

Non-operating income (expense):
Other income (expense)	(23,791)	-	-		(23,791)
Interest income	1,730	2,118	-		3,848
Interest expense	(27,017)	(134,511)	-		(161,528)
Financial expense	(345)	(203)

Total non-operating income (expense)	(49,423)	(132,596)	-		(181,471)

Income before income tax	4,906,309	20,093,639	273,099		25,273,595

Income tax expense	(818,438)	(6,631,364)	(45,557)	a	(7,495,359)

Net income	4,087,871	13,462,275	227,543		17,778,237

Other comprehensive income
Foreign currency translation gain	649,641	1,118,284			1,767,925

Comprehensive income	$4,737,512	$14,580,559	227,543		$19,546,162

Net income per common share
Basic	$0.59	$1.68			$1.19
Diluted	$0.56	$1.68			$1.16

Weighted average number of shares outstanding during the period
Basic	6,932,375	8,000,000			14,923,375
Diluted	7,332,375	8,000,000			15,332,375

(1) Source: audited financial statements of Songzai International Holding Group Inc. and Subsidiaries for the year ended December 31, 2007 included in this form 10-KSB.
(2)      Source:  audited combined financial statements of Heilongjiang Xingan Group Hongyuan Coal Mine Co., Ltd. and Heilongjiang Xingan Group Shengyu Mining Co., Ltd. for the year ended December 31, 2007 included in this form 10-KSB.

a Adjustments of depreciation and amortization expenses and related income tax effect as a result of negative goodwill allocation to noncurrent assets.

See accompanying notes to pro forma combined financial statements

SONGZAI INTERNATIONAL HOLDING GROUP INC. AND SUBSIDIARY AND
HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
Pro forma Combined Statement of Operations
For the Year Ended December 31, 2006
(unaudited)

	Restated	Hongyuan and	Pro forma		Pro forma
	Songzai (1)	Shengyu (2)	Adjustments		Combined

Net Revenue	$3,835,427	$21,316,745	$-		$25,152,172

Cost of Revenue	2,402,459	9,455,308	-		11,857,767

Gross Profit	1,432,968	11,861,437	-		13,294,405

Operating expenses:
Selling expenses	13,311	331,105	-		344,416
General and administrative expenses	697,338	527,503	(181,712)	a	1,043,129

Total operating expenses	710,649	858,608	(181,712)		1,387,545

Income from operations	722,319	11,002,829	181,712		11,906,860

Non-operating income (expense):
Other income (expense)	463	(544)	-		(81)
Interest income	211	2,273	-		2,484
Interest expense	(7,540)	(123,298)	-		(130,838)

Total non-operating income (expense)	(6,866)	(121,569)	-		(128,435)

Income before income tax	715,453	10,881,260	181,712		11,778,425

Income tax expense	(10,197)	(3,590,816)	-		(3,601,013)

Net income	705,256	7,290,444	181,712		8,177,412

Other comprehensive income
Foreign currency translation gain	306,221	237,757			543,978

Comprehensive income	$1,011,477	$7,528,201	181,712		$8,721,390

Net income per common share
Basic	$0.09	$0.91			$0.54
Diluted	$0.09	$0.91			$0.53

Weighted average number of shares outstanding during the period
Basic	6,926,840	8,000,000			14,926,840
Diluted	7,326,840	8,000,000			15,326,840

(1)	Source: audited financial statements of Songzai International Holding Group Inc. and Subsidiaries for the year ended December 31, 2006 as filed in Annual Report on Form 10-KSB filed with the SEC on May 04, 2007.
(2)
Source:  audited combined financial statements of Heilongjiang Xingan Group Hongyuan Coal Mine Co., Ltd. and Heilongjiang Xingan Group Shengyu Mining Co., Ltd. for the year ended December 31, 2006 included in this form 10-KSB.

a	Adjustments of depreciation and amortization expenses as a result of negative goodwill allocation to noncurrent assets.

See accompanying notes to pro forma combined financial statements

SONGZAI INTERNATIONAL HOLDING GROUP INC. AND ITS SUBSIDIARY AND
HEILONGJIANG XINGAN GROUP HONGYUAN COAL MINE CO., LTD. AND
HEILONGJIANG XINGAN GROUP SHENGYU MINING CO., LTD.
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

On or about December 31, 2007 (the "Effective Date"), Songzai International Holding Group Inc. (“Songzai”) entered into a Stock Purchase Agreement with Heilongjiang Xingan Group Hongyuan Coal Mine Co., Ltd. and Heilongjiang Xingan Group Shengyu Mining Co., Ltd. (collectively “Hongyuan Shengyu”).  Pursuant to the terms of the Agreement, Songzai acquired 90% of the registered capital, representing 90% of the outstanding equity interests, of each of Hongyuan and Shengyu from the selling shareholders for an aggregate purchase price of thirty million dollars (the "Cash Consideration") and 80,000,000 shares (pre-reverse stock split of Songzai effective on January 07, 2008) of Songzai’s common stock ("Stock Consideration"). The remaining 10% equity interest will be in trust by the selling shareholders of Hongyuan and Shengyu for the benefit of Songzai. The transaction is completed and closed on April 4, 2008.

The accompanying pro forma combined balance sheet presents the accounts of Songzai and Hongyuan Shengyu as if the acquisition of Hongyuan Shengyu by Songzai occurred on December 31, 2007 for balance sheet purposes.  The accompanying pro forma combined statements of operations present the accounts of Songzai and Hongyuan Shengyu for the year ended December 31, 2006 and 2007 as if the acquisition occurred on January 1, 2006 and January 1, 2007 for income statement purposes. As a result of the transaction, the shareholders of Hongyuan Shengyu will own approximately 54% of the combined companies.  Accordingly, the transaction has been accounted for as a reverse acquisition of Songzai by Hongyuan. For accounting purposes, the shares issued to Hongyuan have been accounted for as a recapitalization of Hongyuan Shengyu.

The following adjustments would be required if the acquisition occurred as indicated above:

a.
Recapitalization of Hongyuan Shengyu to account for issuance of an aggregate  80,000,000 common shares of Songzai to the shareholders of Hongyuan Shengyu, the total issued and outstanding common shares after the reverse merge were 149,323,748;

b.	Elimination of capital accounts, other comprehensive income, statutory reserve and retained earnings of Songzai as a result of recapitalization;

c.	Allocation of the net purchase price to the assets acquired and liabilities assumed. The negative goodwill is being allocated to fixed assets and prepaid mining right proportionally;

d.	Net purchase price paid by accounting acquirer (Hongyuan Shengyu) represents the fair value of the legal acquirer's (Songzai) 6,932,374 outstanding common shares and 400,000 convertible preferred shares (1 common for 1 preferred) of $38,568,291 less the cash consideration of $30,000,000 receivable from Songzai;

e.	Recording of deferred tax assets as a result of basis differences arising from allocation of negative goodwill to non-current assets;

f.	Outstanding of 400,000 Series A preferred stock (10 commons for 1 preferred) at par value of 0.001, with no privilege of claiming and receiving dividends.